Exhibit 99.1

Fluent, Inc. Appoints Alex Mandel as Chief Financial Officer
Company Continues to Strengthen Leadership Team with Former IAC and LendingTree Executive

NEW YORK, NY – February 5, 2018 – Fluent, Inc. (NASDAQ: FLNT), a leading data-driven performance marketing company, today announced the appointment of Alex Mandel as Chief Financial Officer. Mr. Mandel will work with senior company executives, focusing on strategic finance initiatives, corporate strategy and general financial management, reporting to Fluent’s CEO, Ryan Schulke.

"Over the past seven months, Alex has helped to fortify our finance, accounting and overall public company infrastructure, as Fluent has continued to establish itself as a stand-alone public company. In addition, he has begun to play a meaningful role in helping to shape our corporate strategy as we scale and unlock new growth opportunities," said Ryan Schulke, CEO. "I'm thrilled to have him join the leadership team as Chief Financial Officer."

Mr. Mandel has worked with Fluent as a financial consultant since July 2018. He brings over twenty-two years of corporate finance experience to the CFO role at Fluent. Prior to his consultancy, Mr. Mandel served as Chief Financial Officer of IAC Applications, Inc., a division of IAC/InterActiveCorp.

He previously served as the Chief Financial Officer of LendingTree, Inc., an online loan marketplace, during which time his leadership on financial initiatives and corporate strategy was credited with playing an essential role in the resurgence of the company.

Mr. Mandel started his career as an investment banker, advising clients in the Media & Entertainment industry, primarily at Bear, Stearns & Co. Inc.

"I'm truly excited to join Fluent’s leadership team," said Alex Mandel. "This opportunity comes at a pivotal point in the Company's evolution. With the ability to leverage Fluent’s cash flow for future growth, I foresee numerous opportunities to capitalize on Fluent’s unique expertise in data-driven performance marketing and entrepreneurial DNA.”

Mr. Mandel holds a B.A. in Economics from Tufts University and an M.B.A. from Columbia Business School.

About Fluent, Inc.
Fluent (NASDAQ: FLNT) is a leading performance marketing company with an expertise in creating meaningful connections between consumers and brands. Leveraging our proprietary first-party data asset made up of over 190 million opted-in consumer profiles, Fluent drives intelligent growth strategies that deliver superior outcomes. Founded in 2010, the company is headquartered in New York City. For more information, visit www.fluentco.com.

Forward-Looking Statements
This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. Readers are also advised to consider the factors under the heading "Forward-Looking Statements" and "Risk Factors" in the

Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q and other SEC filings.The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:
Investors:
Jordyn Tarazi
Fluent, Inc.
(646)356-8469
JTarazi@fluentco.com

Media:
North 6th Agency, Inc.
(212)334-9753 ext. 143
fluent@n6a.com